Exhibit 99.1

Planar Announces Fiscal Second Quarter 2010 Financial Results

BEAVERTON, Ore. – April 27, 2010 – Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in specialty display solutions, recorded sales of $39.7 million and GAAP loss per share of $0.19 in the second fiscal quarter ended March 26, 2010. On a Non-GAAP basis (see reconciliation table), loss per share was $0.09 in the second quarter of fiscal 2010.

“While it was good to see year on year growth in revenue in the second quarter, the growth was a bit lower than our expectations,” said Gerry Perkel, Planar’s President and Chief Executive Officer. “While we continue to see some signs that market conditions are improving, predicting the pace of that improvement is a challenge. However, we continue to work on developing new initiatives to grow our revenues as market conditions improve.”

SUMMARY OF KEY FINANCIAL INFORMATION

The following information summarizes some key financial measures for the Company at the end of the second quarter of fiscal 2010:

•	Tangible Net Worth of $58.8 million, representing a tangible book value of approximately $3.10 per share outstanding for the second quarter.

•	Cash on hand totaled $32.4 million. The Company had no debt outstanding at the end of the quarter.

•	Net working capital totaled $54.7 million.

•	DSO of 52 days

•	Current Ratio of 2.5 times.

SECOND QUARTER FISCAL 2010 RESULTS

Total Company sales increased 9 percent in the second quarter of 2010 compared with the same period a year ago. This increase was primarily driven by higher demand for the Company’s custom digital signage, LCD video wall systems and touch products, partially offset by lower sales of high-end home and rear projection cube products. The Company believes the broader market for high-end home products continues to be affected by the macro-economic slow-down, especially as it relates to home construction, and, as such, will be slower to rebound than the Company’s other end markets. Demand for rear projection cubes has been slow to recover as well. The Company believes rear projection cube sales are being negatively impacted by product technology transitions and overall market softness in the US and Europe where the Company’s operations are focused.

Overall Company gross margins were 23.6 percent in the second quarter of 2010 down from 25.5 percent in the second quarter of 2009. The decrease in gross margin percent was primarily due to an unfavorable product mix resulting from lower sales of higher margin command and control room rear- projection cubes as well as lower estimates of existing inventory value as these products transition from lamp-based platforms to LED-based platforms.

Total operating expenses (on a Non-GAAP basis) increased 8 percent in the second quarter of 2010 compared with the same quarter a year ago (see reconciliation table). The Company has been making additional expenditures associated with new initiatives in product development as well as sales and marketing in an attempt to drive future revenue growth.

BUSINESS OUTLOOK

As mentioned above, the Company believes some of its end markets and demand for its product offerings are still being impacted negatively by a variety of factors. However some products and markets, specifically digital signage, custom/embedded, and touch displays, are expected to grow in the second half compared to the previous year. The Company believes that these areas will grow based on improving market conditions and as a result of completed and forecasted expenditures by the Company to better position the Company to capitalize on opportunities in these markets. As a result, the Company currently anticipates revenue in the range of $41-43 million in the third quarter of fiscal 2010 and a Non-GAAP loss between $0.05 and $0.08 per share, with similar levels of revenue and loss expected for the fourth fiscal quarter. Net cash should be in the range of $26-$28 million at the end of the fiscal year.

Results of operations and the business outlook will be discussed in a conference call today, April 27, 2010, beginning at 2:00 PM Pacific Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay until May 27, 2010. The Company intends to post on its Web site a transcript of the prepared management commentary from the conference call shortly after the conclusion of the call.

ABOUT PLANAR

Planar Systems, Inc (NASDAQ:PLNR) is a global leader of specialty display technology providing solutions for the world’s most demanding environments. Hospitals, space and military programs, utility and transportation hubs, shopping centers, banks, government agencies, businesses, and home theater enthusiasts all depend on Planar to provide superior performance when image experience is of the highest importance. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners, and customers worldwide. For more information, visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Planar’s business operations and prospects, including statements relating to the Company’s expected levels of revenue, Non-GAAP income / loss, and EBITDA for the third quarter of fiscal 2010 and the other statements made under the heading “Business Outlook,”. These statements are made pursuant to the safe harbor provisions of the federal securities laws. These and other forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and variations of such words and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: poor or further weakened domestic and international business and economic conditions; changes or continued reductions in the demand for products in the various display markets served by the Company; any delay in the timing of customer orders or the Company’s ability to ship product upon receipt of a customer order; any inability to reduce costs or to do so quickly enough, in either case, in response to unanticipated reductions in revenue; adverse impacts on the Company or its operations relating to or arising from difficulties in obtaining necessary financing; changes in the flat-panel monitor industry; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or the ability to keep pace with technological changes; technological advances; shortages of manufacturing capacity from the Company’s third-party manufacturing partners or other interruptions in the supply of components the Company incorporates in its finished goods; final settlement of various contractual liabilities; future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (SEC). The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

MEDIA CONTACTS: Pippa Edelen Planar Systems, Inc. 503.748.5868 pippa.edelen@planar.com	INVESTOR CONTACTS: Ryan Gray Planar Systems, Inc. 503.748.8911 ryan.gray@planar.com

Note Regarding the Use of Non-GAAP Financial Measures:

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s earnings release contains Non-GAAP financial measures that exclude share-based compensation and the requirements of Topic 718 of the FASB Accounting Standards Codification™, “Compensation-Stock Compensation”. The Non-GAAP financial measures also exclude impairment and restructuring charges, the amortization of intangible assets related to previous acquisitions, various tax charges including the valuation allowance against deferred tax assets and excludes the gain or loss on foreign currency due to the non-cash nature of the charge, and various other adjustments. The Non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the Non-GAAP financial measures to the most directly comparable GAAP financial measures.

Planar Systems, Inc.

Consolidated Statement of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	Mar. 26, 2010	Mar. 27, 2009	Mar. 26, 2010	Mar. 27, 2009
Sales	$39,732	$36,543	$82,736	$85,638
Cost of Sales	30,351	27,242	63,463	64,092

Gross Profit	9,381	9,301	19,273	21,546

Operating Expenses:
Research and development, net	2,732	2,098	5,036	5,085
Sales and marketing	5,875	5,342	11,098	12,515
General and administrative	4,005	5,208	8,380	10,602
Amortization of intangible assets	622	622	1,244	1,442
Impairment and restructuring charges	—	1,321	3,388	1,867
Gain on sale of assets	—	(2,850)	—	(8,361)

Total Operating Expenses	13,234	11,741	29,146	23,150

Loss from operations	(3,853)	(2,440)	(9,873)	(1,604)

Non-operating income:
Interest, net	(5)	(18)	(10)	(48)
Foreign exchange, net	743	397	1,224	921
Other, net	57	1	11	99

Net non-operating income	795	380	1,225	972

Loss before taxes	(3,058)	(2,060)	(8,648)	(632)
Provision (benefit) for income taxes	534	643	(2,340)	1,169

Net Loss	$(3,592)	$(2,703)	$(6,308)	$(1,801)

Net Loss per share—basic and diluted	($0.19)	($0.15)	($0.34)	($0.10)
Weighted average shares outstanding—basic and diluted	18,925	18,370	18,807	18,263

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	Mar. 26, 2010	Sept. 25, 2009
ASSETS	(unaudited)
Cash	$32,385	$30,722
Accounts receivable, net	22,826	26,561
Inventories	31,991	30,399
Other current assets	3,479	4,484

Total current assets	90,681	92,166

Property, plant and equipment, net	6,109	7,237
Goodwill	—	3,428
Intangible assets, net	4,479	5,723
Other assets	2,283	2,408

	$103,552	$110,962

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	13,383	9,837
Current portion of capital leases	4	115
Deferred revenue	2,194	1,571
Other current liabilities	20,395	22,576

Total current liabilities	35,976	34,099

Other long-term liabilities	4,335	5,452

Total liabilities	40,311	39,551

Common stock	179,586	178,644
Retained earnings	(113,994)	(107,210)
Accumulated other comprehensive loss	(2,351)	(23)

Total shareholders’ equity	63,241	71,411

	$103,552	$110,962

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

	For the three months ended
	Mar. 26, 2010	Mar. 27, 2009
Gross Profit:
GAAP Gross Profit	9,381	9,301

Share-based Compensation	32	(18)

Total Non-GAAP adjustments	32	(18)

NON-GAAP GROSS PROFIT	9,413	9,283

Research and Development:
GAAP research and development expense	2,732	2,098

Share-based Compensation	(58)	(69)

Total Non-GAAP adjustments	(58)	(69)

NON-GAAP RESEARCH AND DEVELOPMENT EXPENSE	2,674	2,029

Sales and Marketing:
GAAP sales and marketing expense	5,875	5,342

Share-based Compensation	(141)	(366)

Total Non-GAAP adjustments	(141)	(366)

NON-GAAP SALES AND MARKETING EXPENSE	5,734	4,976

General and Administrative:
GAAP General and Administrative Expense	4,005	5,208
Share-based Compensation	(207)	(919)

Total Non-GAAP adjustments	(207)	(919)

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSE	3,798	4,289

Operating Expenses:
GAAP Total Operating Expenses	13,234	11,741
Share-based Compensation	(406)	(1,354)
Amortization of intangible assets	(622)	(622)
Impairment and restructuring charges	—	(1,321)
Gain on sale of assets	—	2,850

Total Non-GAAP adjustments	(1,028)	(447)

NON-GAAP TOTAL OPERATING EXPENSES	12,206	11,294

Reconciliation of GAAP to Non-GAAP Financial Measures Continued

(In thousands, unaudited)

	For the three months ended
	Mar. 26, 2010	Mar. 27, 2009
Loss from Operations:
GAAP loss from operations	(3,853)	(2,440)
Share-based Compensation	438	1,336
Amortization of intangible assets	622	622
Impairment and restructuring charges	—	1,321
Gain on sale of assets	—	(2,850)

Total Non-GAAP adjustments	1,060	429

NON-GAAP LOSS FROM OPERATIONS	(2,793)	(2,011)

Net Income Loss:
GAAP Net Loss	(3,592)	(2,703)
Share-based Compensation	438	1,336
Amortization of intangible assets	622	622
Impairment and restructuring charges	—	1,321
Gain on sale of assets	—	(2,850)
Foreign Exchange, net	(743)	(397)
Income tax effect of reconciling items	1,562	1,404

Total Non-GAAP adjustments	1,879	1,436

NON-GAAP NET LOSS	(1,713)	(1,267)

GAAP weighted average shares outstanding—basic and diluted	18,925	18,370
GAAP Net Income (Loss) per share—basic and diluted	($0.19)	($0.15)
Non-GAAP adjustments detailed above	0.10	0.08
NON-GAAP NET INCOME (LOSS) PER SHARE (basic and diluted)	($0.09)	($0.07)

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

	For the six months ended
	Mar. 26, 2010	Mar. 27, 2009
Gross Profit:
GAAP Gross Profit	19,273	21,546

Share-based Compensation	108	32

Total Non-GAAP adjustments	108	32

NON-GAAP GROSS PROFIT	19,381	21,578

Research and Development:
GAAP research and development expense	5,036	5,085

Share-based Compensation	(130)	(144)

Total Non-GAAP adjustments	(130)	(144)

NON-GAAP RESEARCH AND DEVELOPMENT EXPENSE	4,906	4,941

Sales and Marketing:
GAAP sales and marketing expense	11,098	12,515

Share-based Compensation	(304)	(916)

Total Non-GAAP adjustments	(304)	(916)

NON-GAAP SALES AND MARKETING EXPENSE	10,794	11,599

General and Administrative:
GAAP General and Administrative Expense	8,380	10,602
Share-based Compensation	(398)	(2,010)

Total Non-GAAP adjustments	(398)	(2,010)

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSE	7,982	8,592

Operating Expenses:
GAAP Total Operating Expenses	29,146	23,150
Share-based Compensation	(832)	(3,070)
Amortization of intangible assets	(1,244)	(1,442)
Impairment and restructuring charges	(3,388)	(1,867)
Gain on sale of assets	—	8,361

Total Non-GAAP adjustments	(5,464)	1,982

NON-GAAP TOTAL OPERATING EXPENSES	23,682	25,132

Reconciliation of GAAP to Non-GAAP Financial Measures Continued

(In thousands, unaudited)

	For the six months ended
	Mar. 26, 2010	Mar. 27, 2009
Loss from Operations:
GAAP income loss from operations	(9,873)	(1,604)
Share-based Compensation	940	3,102
Amortization of intangible assets	1,244	1,442
Impairment and restructuring charges	3,388	1,867
Gain on sale of assets	—	(8,361)

Total Non-GAAP adjustments	5,572	(1,950)

NON-GAAP INCOME (LOSS) FROM OPERATIONS	(4,301)	(3,554)

Loss from continuing operations:
GAAP net loss	(6,308)	(1,801)
Share-based Compensation	940	3,102
Amortization of intangible assets	1,244	1,442
Impairment and restructuring charges	3,388	1,867
Gain on sale of assets	—	(8,361)
Foreign Exchange, net	(1,224)	(921)
Income tax effect of reconciling items	(728)	2,483

Total Non-GAAP adjustments	3,620	(388)

NON-GAAP NET LOSS	(2,688)	(2,189)

GAAP weighted average shares outstanding—basic and diluted	18,807	18,263
GAAP net loss per share from continuing operations (basic and diluted)	($0.34)	($0.10)
Non-GAAP adjustments detailed above	$0.20	(0.02)
NON-GAAP NET LOSS PER SHARE (basic and diluted)	($0.14)	($0.12)